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                                                                      EXHIBIT 36

                             STOCK PLEDGE AGREEMENT

         THIS STOCK PLEDGE AGREEMENT, dated August 1, 2003 (the "Stock Pledge Agreement"), given by INTERNATIONAL MOTOR CARS GROUP II, LLC ("Stockholder"), in favor of PENSKE CORPORATION, a Delaware corporation ("Penske").

A. Stockholder and Penske have entered into a Demand Promissory Note dated August 1, 2003 (the "Note").

B. Stockholder owns 64,490 shares of the issued and outstanding capital stock of UAG (the ("Shares").

C. As a condition to the Note, Stockholder is required to pledge and grant a first-priority security interest to Penske in and to the 32,250 shares of the issued and outstanding capital stock of UAG that is not already beneficially owned by Penske (the "Shares") as security for Stockholder's obligations under the Note.

         NOW, THEREFORE, for value received and intending to be legally bound, Stockholder hereby grants a first-priority security interest in and to the Shares (said shares of stock, together with any other shares and securities from time to time receivable or otherwise distributed in respect of or in exchange for any of such shares, being called the "Pledged Stock"), to secure (a) the payment of Stockholder's obligations under the Note, (b) the performance of the covenants contained herein and the payment of any funds expended by Penske in connection with this Stock Pledge Agreement, and (c) the payment of all other obligations and the performance of all covenants of Stockholder under the Note (all of the aforesaid indebtedness, obligations and liabilities of Stockholder being called the "Secured Obligations", and the Note and this Stock Pledge Agreement being collectively called the "Operative Documents").

1.       Representations, Warranties, and Covenants:

Stockholder represents and warrants to, and agrees with, Penske as follows:

(a) The Pledged Stock is represented by the stock certificates described on Exhibit A, and such stock certificates have been delivered to Penske by Stockholder.

(b) The Pledged Stock is duly authorized and validly issued, fully paid and nonassessable; Stockholder is the legal and beneficial owner of the Pledged Stock (as described on Exhibit A), free and clear of all Liens other than the Lien of Penske hereunder, with full right and power to deliver, pledge and assign the Pledged Stock to Penske hereunder, and the pledge of the Pledged Stock pursuant to this Agreement, together with delivery of the stock certificates representing the Pledged Stock, creates in favor of Penske a valid and perfected first priority security interest in the Pledged Stock, enforceable against Stockholder and all third parties and securing the payment of the Secured Obligations.

(c) Stockholder will not sell, assign, transfer, convey, or otherwise dispose of any of the Pledged Stock.



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2.       Title, Stock Rights, Dividends. Etc.

         Stockholder will warrant and defend Penske's title to the Pledged Stock, and the security interest therein created, against all claims of all persons, and will maintain and preserve such security interest. It is understood and agreed that the collateral hereunder includes any stock rights, stock dividends, liquidating dividends, new securities, payments, and proceeds (including cash dividends and sale proceeds) and other property to which Stockholder may become entitled by reason of the ownership of the Pledged Stock during the existence of this Stock Pledge Agreement, and any such property received by Stockholder shall be held in trust and forthwith delivered to Penske to be held hereunder in accordance with the terms of this Stock Pledge Agreement; provided, however, that unless and until the occurrence and continuance of an Event of Default, Stockholder may collect and receive for its own use all payments and proceeds (including cash dividends and sale proceeds) to which Stockholder may become entitled as owner of the Pledged Stock, and Penske releases from such distributions from the collateral hereunder. Penske shall deliver, upon Stockholder's request, suitable assignments so that Stockholder may receive such distributions.

3.       Events of Default, Remedies.

(a) Upon the occurrence and continuance of any event of default under any of the Operative Documents (an "Event of Default"). Penske shall have all of the rights and remedies provided by law and/or by this Stock Pledge Agreement, including but not limited to all of the rights and remedies of a secured party under the Michigan Uniform Commercial Code, and Stockholder hereby authorizes Penske to sell all or any part of the Pledged Stock at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including Penske's reasonable attorneys' fees and disbursements) and then to the payment of the other Secured Obligations as set forth below. Any requirement of reasonable notice shall be met if Penske sends such notice to Stockholder, by registered or certified mail, at least 5 days prior to the date of sale, disposition or other event giving rise to the required notice. Penske may be the purchaser at any such sale. Stockholder expressly authorizes such sale or sales of the Pledged Stock in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing indebtedness or other obligations owed to Penske. Penske shall be under no obligation to preserve rights against prior parties.

(b) Stockholder waives any right of subrogation or marshalling of the Pledged Stock and other collateral for indebtedness or other obligations owed to Penske. Stockholder agrees and acknowledges that, because of applicable securities laws, Penske may not be able to effect a public sale of the Pledged Stock and sales at a private sale may be on terms less favorable than if such securities were sold at a public sale and may be at a price less favorable than a public sale. Stockholder agrees that all such private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.



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4.       Additional Remedies.

(a) Upon the occurrence and continuance of any Event of Default, Penske shall have the right to vote the Pledged Stock on all questions after giving notice to Stockholder of its election to exercise such rights. In the absence of any such Event of Default, Stockholder shall have the right to vote the Pledged Stock on all questions.

(b) Whenever an Event of Default has occurred and is continuing, Penske may transfer into its name, or into the name of its nominee or nominees, any or all of the Pledged Stock and, as provided above, may vote any or all of the Pledged Stock (whether or not so transferred) and may otherwise act with respect thereto as though it were the outright owner thereof, Stockholder irrevocably constituting and appointing Penske as its proxy and attorney-in-fact, with full power of substitution, to do so.

(c) The proxy granted in this paragraph is coupled with an interest and is and shall be both valid and irrevocable so long as the Pledged Stock is subject to this Stock Pledge Agreement. Stockholder acknowledges that the term of this proxy may exceed three years from the date hereof.

5.       Remedies Cumulative.

         No right or remedy conferred upon or reserved to Penske under any Operative Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy of Penske under any Operative Document or under applicable law may be exercised from time to time and as often as they may deem expedient. To the extent that it lawfully may, Stockholder agrees that it will not at any time insist upon, plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may affect observance or performance of any provisions of any Operative Document; nor will it claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of any security for its obligations under any Operative Document prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will it, after any such sale or sales, claim or exercise any right, under any applicable law to redeem any portion of such security so sold.

6.       Expenses.

         Stockholder agrees to pay and reimburse Penske for and indemnify and hold it harmless against all costs, expenses, taxes and fees (including reasonable attorneys' fees and disbursements) and any liability incurred in connection with the enforcement of this Stock Pledge Agreement, including without limitation the assignment, transfer and delivery of the Pledged Stock pursuant to paragraph 3. This undertaking shall survive the termination of this Stock Pledge Agreement.




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7.       Further Assurances.

         Stockholder will execute and deliver all further instruments and documents, and will take all further actions that may be necessary or desirable, or that Penske may request, in order to give effect to, and to aid any exercise and enforcement of, the rights and remedies of Penske under the Operative Documents, including without limitation this Stock Pledge Agreement, and to further effect the pledge of the Pledged Stock to Penske pursuant to this Stock Pledge Agreement.

8.       Termination.

         This Stock Pledge Agreement shall terminate upon irrevocable payment (subject to no rights of rescission or revocation) in full and the performance and satisfaction of all Secured Obligations, and upon such termination, Penske shall assign, transfer and deliver without recourse and without warranty the Pledged Stock to Stockholder (and any property received in respect thereof) as has not theretofore been sold or otherwise applied pursuant to the provisions of this Stock Pledge Agreement.

9.       Governing Law.

         This Stock Pledge Agreement is a contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without regard to the conflicts of law principles of such State.

10.      Waiver of Jury Trial.

         Penske and Stockholder, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Stock Pledge Agreement or any of the transactions contemplated by this Stock Pledge Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. Neither Penske nor Stockholder shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either Penske or Stockholder except by a written instrument executed by each of them.





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         IN WITNESS WHEREOF, the parties have caused this Stock Pledge Agreement to be duly executed as of the date first above written.

                                    INTERNATIONAL MOTOR CARS GROUP II, LLC


                                    --------------------------------------
                                    By:
                                    Its:




                                    PENSKE CORPORATION

                                    By:
                                       -----------------------------------
                                    Name:
                                    Title:




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                                    EXHIBIT A





32,250 shares of common stock, $0.0001 par value per share, of United Auto Group, Inc., a Delaware corporation, represented by stock certificate number UAG 3476 (such certificate is in total amount of 32,275).




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